EXHIBIT 99.2


                             MERISEL AMERICAS, INC.
                              200 Continental Blvd.
                            El Segundo, CA 90245-0984


                                                          January 26, 1998


Stonington Financing Inc.
767 Fifth Ave, 48th Floor
New York, NY 10153

           Re: Refinancing of Merisel Americas, Inc. Convertible Promissory Note due July 2, 1998

Gentlemen:

         Reference is made to that certain $46,500,000 Convertible Promissory Note due July 2, 1998 (as the same may hereafter be amended in accordance with its terms, the "Note") issued by Merisel Americas, Inc., a Delaware corporation (the "Company"), to the order of Bankers Trust Company (together with its successors and permitted assigns, the "Lender"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Note.

         In the event Stonington Financing Inc. (the "Equity Sub" ) receives a Notice of Put Exercise pursuant to the Note Put Agreement, the Company hereby covenants that it shall, at the request of the Equity Sub for so long as any amounts remain outstanding under the Note, and at the Company's expense, use its best efforts to refinance the Note prior to the Final Maturity Date, in any amount sufficient to refinance (i) all amounts outstanding under the Note, (ii) all unpaid interest accruing in respect thereof (including any interest accruing at any default rate of interest), (iii) all unpaid Commitment Fees and (iv) any other amounts outstanding thereunder. In furtherance of the above, the Company agrees to retain a nationally recognized investment bank reasonable acceptable to the Company and Equity Sub (the "Investment Bank") to assist it in refinancing the Note on commercially reasonable terms (taking into account prevailing circumstances and market

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conditions  and  the  Company's  financial  conditions  and  prospects),  and to cooperate with the Investment Bank and to provide it with the information reasonably required by it in connection with such refinancing of the Note.


                                               Very truly yours,



                                               MERISEL AMERICAS, INC.


                                               By: /s/ James E. Illson
                                               Name: James E. Illson
                                               Title:   Executive Vice President


Agreed to and accepted by


STONINGTON FINANCING INC.


By: /s/ Judith A. Witterschein
Name: Judith A. Witterschein
Title:   Vice President & Secretary